Exhibit 4.1

EXECUTION VERSION

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS SUBORDINATED NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

THE RIGHT OF THE HOLDER OF THIS SUBORDINATED NOTE TO RECEIVE ANY AND ALL PAYMENTS HEREUNDER IS SUBJECT AND SUBORDINATED IN RIGHT OF PAYMENT TO THE ISSUER’S SENIOR DEBT TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 3 OF THIS SUBORDINATED NOTE.

JARDEN CORPORATION

SUBORDINATED

NOTE

Issuance Date: April 6, 2007	$100,000,000

For value received, Jarden Corporation, a Delaware corporation (the “Issuer”), hereby promises to pay to Pure Fishing Holdings, LLC, or its permitted and registered assigns (the “Holder”), the principal amount of One Hundred Million Dollars ($100,000,000) together with interest thereon from the date set out above as the Issuance Date (the “Issuance Date”) until the date such amount becomes due and payable in accordance with the provisions of this Subordinated Note (the “Note”).

This Note was issued pursuant to that certain Stock Purchase Agreement, dated as of April 6, 2007 (as amended and modified from time to time, the “Purchase Agreement”), by and among the Issuer, the Holder, Outdoor Technologies Corp and certain other parties described therein. The Purchase Agreement contains terms and conditions governing the Note and the rights of the Holder, and all such provisions of the Purchase Agreement are hereby incorporated herein in full by this reference, including, without limitation, the Holder’s representations and warranties as to its investment intent. Except as defined in Section 7 or unless otherwise indicated herein, capitalized terms used in this Note shall have the same meanings ascribed to such terms in the Purchase Agreement.

Section 1. Payment of Interest. Except as otherwise expressly provided in Section 4(b), interest shall accrue on the unpaid principal amount of this Note outstanding from time to time and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable, at a rate per annum equal to two percent

(2.0%) (the “Interest Rate”). Interest on this Note shall be computed on the basis of a 360-day year of twelve, thirty-day months. Subject to Section 3, the Issuer shall pay to the Holder in cash all accrued and unpaid interest on this Note, in arrears, on the first Business Day of each month, beginning May 1, 2007. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made.

Section 2. Payment of Principal on Note.

(a) Maturity. The Issuer shall pay to the Holder the aggregate principal amount of this Note then outstanding on March 31, 2012 (the “Maturity Date”), together with all accrued and unpaid interest thereon.

(b) Prepayment. The Issuer may not prepay this Note at any time except as provided in Section 5 herein.

Section 3. Subordination.

(a) Extent of Subordination. All amounts (including all principal, interest, premiums and other payments) payable by the Issuer under this Note are and shall be subordinate and junior in right of payment to the prior payment in full of Senior Debt (as defined herein) to the extent and in the manner set forth in this Section 3. Each holder of Senior Debt, whether now outstanding or hereafter incurred, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Section 3. This Section 3 shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt, and the provisions herein are made for the benefit of the holders of the Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

(b) Payment Suspension. The Holder shall, at all times, be entitled to receive payments on account of the Note in accordance with the terms of this Note; provided that, if and so long as a Senior Default (as defined herein) has occurred and is continuing, and written notice thereof has been delivered by the holders of the Senior Debt to the Holder and the Issuer referencing the provisions of this Section 3 and demanding a suspension of payments during the period of such continuance in accordance with this Section 3(b) (such period of time being referred to as the “Payment Suspension Period”), then, except as otherwise set forth below, the Issuer shall not make, and the Holder shall not accept or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner (including, without limitation, from or by way of any collateral or redemption or sale), payment of all or any part of the Note unless and until the earlier of (A) the Senior Debt has been paid in full or (B) the Senior Default has been cured by the Issuer or waived by the holders of the Senior Debt or the holders of the outstanding principal amount of the Senior Debt have terminated the Payment Suspension Period, in each case in accordance with the terms of the relevant agreements governing such Senior Debt.

(c) Liquidation, Winding Up, etc. Upon any distribution of assets of the Issuer or upon any dissolution, winding up, liquidation or reorganization of the Issuer, whether in any bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Issuer:

(i) the holders of all Senior Debt shall be entitled to receive payment in full of the principal thereof, the interest due thereon and any premium or other payment obligation with respect thereto before the Holder is entitled to receive any payment upon the Note; and

(ii) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holder would be entitled but for the provisions of this Section 3 shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Debt or their agents or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, interest on and any premium or other amounts payable with respect to the Senior Debt held or represented by each such holder, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Debt.

The consolidation of the Issuer with, or the merger of the Issuer into, another entity shall not be deemed a dissolution, winding up, liquidation or reorganization of the Issuer for the purposes of this Section 3(c) if such other entity is organized in the United States and such entity, as a part of such consolidation or merger, succeeds to the Issuer’s property and business and assumes the Issuer’s obligations (including the Senior Debt and the Note).

(d) Payment Held in Trust. All payments or distributions by the Issuer upon or with respect to the Note which are received by the Holder in violation of or contrary to the provisions of Section 3(b) or Section 3(c) above shall be received in trust for the benefit of the holders of the Senior Debt and shall be paid over upon demand to such holders in the same form as so received (with all necessary endorsements) to be applied to the payment of the Senior Debt.

(e) Subrogation. Upon receipt by the holders of the Senior Debt of amounts sufficient to pay all Senior Debt in full, to the extent any amounts which are otherwise payable with respect to the Note but for the provisions of this Section 3 have been paid over to the holders of the Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Issuer applicable to Senior Debt until the Note is paid in full (including all interest accrued and unpaid thereon), and no such payments or distributions to the holders of the Senior Debt of cash, property or securities otherwise distributable to the Holder shall, as among the Issuer, its creditors (other than the holders of Senior Debt) and the Holder, be deemed to be payment by the Issuer to the holders of the Senior Debt. Upon any payment or distribution of assets of the Issuer referred to in this Section 3, the Holder shall be entitled to rely upon a certificate of the liquidating trustee or agent or other Person making any distribution to the Holder for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Debt and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3. The provisions of this Section 3 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holders of the Senior Debt for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Issuer) all as though such payment had not been made. Subject to the foregoing, the subordination provisions in this Section 3 shall terminate when all the Senior Debt has been indefeasibly and irrevocably paid in full.

(f) Rights Not Subordinated. The provisions of this Section 3 are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand and the Holder on the other hand, and nothing herein shall impair (as between the Issuer and the Holder) the Issuer’s obligation to the Holder to pay the full amount of the Note (including all accrued and unpaid interest thereon) in accordance with the terms of the Purchase Agreement and this Note. No provision of this Section 3 shall be construed to prevent the Holder from exercising all rights and remedies available under the Note, the Purchase Agreement or under applicable law upon the occurrence of an Event of Default or otherwise, subject to the rights of the holders of the Senior Debt as set forth above to receive payments otherwise payable to the Holder, and no provision of this Section 3 shall be deemed to subordinate, to any extent, any claim or right of the Holder to any claim against the Issuer by any creditor or any other Person except to the extent expressly provided herein.

(g) Amendment. The provisions of this Section 3 may not be amended or modified without the written consent of the Trustee under the 2002 Indenture, the Trustee under the 2007 Indenture, the Administrative Agent under the Senior Credit Agreement, and the Syndication Agent under the Senior Credit Agreement.

Section 4. Events of Default.

(a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

(i) the Issuer fails to pay when due and payable (whether at maturity or otherwise) any principal, interest or other payment on this Note, and such failure to pay any such amount, other than the principal, is not cured within three (3) Business Days after the occurrence thereof;

(ii) the Issuer breaches any covenant or other term or condition of this Note (excluding the Events of Default set forth in this Section 4), and such breach is not cured within thirty (30) days after the Issuer’s receipt of notice thereof;

(iii) the representations and warranties of the Issuer contained in Sections 5.1, 5.2, 5.4, 5.5 and 5.10 of the Purchase Agreement (solely as such representations and warranties pertain directly to this Note) are not true and correct in all material respects at the Issuance Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); or

(iv) the Issuer or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Issuer or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Issuer or any Subsidiary is entered under the Federal Bankruptcy Code; or the Issuer or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Issuer or any Subsidiary, or of any substantial part of the assets of the Issuer or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Issuer or any Subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Issuer or any Subsidiary and either (A) the Issuer or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within sixty (60) days.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

(b) Consequences of Events of Default.

(i) Upon the occurrence of an Event of Default of the type described in Section 4(a)(i), the Interest Rate on the Note shall increase immediately to twenty percent (20%) per annum, or, if such amount is not permitted by law, the Maximum Rate (as defined in the Purchase Agreement). Any increase of the Interest Rate resulting from the operation of this Section 4(b)(i) shall terminate as of the close of business on the date on which no Events of Default under Section 4(a)(i) exist (subject to subsequent increases pursuant to this Section 4(b)).

(ii) Upon the occurrence of an Event of Default of the type described in Section 4(a)(ii) or 4(a)(iii), the Interest Rate on the Note shall increase immediately by an increment of eight (8) percentage point(s) per annum, or, if such amount is not permitted by law, the Maximum Rate. Any increase of the Interest Rate resulting from the operation of this Section 4(b)(ii) shall terminate as of the close of business on the date on which no Events of Default under Section 4(a)(ii) or 4(a)(iii) exist (subject to subsequent increases pursuant to this Section 4(b)).

(iii) If an Event of Default of the type described in Section 4(a)(iv) has occurred, the aggregate principal amount of the Note (together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the Holder, and the Issuer shall immediately pay to the Holder all amounts due and payable with respect to the Note.

(iv) If any Event of Default (other than under Section 4(a)(iv)) has occurred and is continuing, the Holder may declare all or any portion of the outstanding principal amount of the Note (together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of the Note (together with all accrued and unpaid interest thereon and all such other amounts then due and payable) owned by the Holder. If the Holder demands immediate payment of all or any portion of the Note, the Issuer shall immediately pay to the Holder all amounts due and payable with respect to the Note.

(v) The Holder shall also have any other rights which the Holder may have pursuant to applicable law.

(vi) The Issuer hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Issuer hereunder.

Section 5. Redemption and Cancellation.

(a) Change of Control Redemption Right. No later than twenty (20) Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Issuer shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). On the effective date of the Change of Control (the “Effective Date”), the Issuer shall redeem the outstanding principal amount of the Note, together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto (the “Redemption Amount”). The Note shall be redeemed by the Issuer in cash at a price equal to the Redemption Amount within ten (10) Business Days after the Effective Date. Redemptions required by this Section 5(a) shall have priority to payments to stockholders in connection with a Change of Control.

(b) Optional Redemption. If at any time after April 6, 2008, the closing price of the Issuer’s Common Stock (as defined below) on its principal trading market exceeds Forty Five Dollars and Thirty Two Cents ($45.32) for a period of three (3) consecutive Trading Days (subject to equitable adjustment for dividends, distributions, stock splits, stock dividends, combinations, capital reorganizations, spin-offs, split-offs and the like, as applicable), the Holder may elect to require the Issuer to redeem this Note by delivering written notice thereof (a “Redemption Notice”) to the Issuer, which Redemption Notice shall indicate the Redemption Amount of the Note. The Note shall be redeemed by the Issuer in cash at a price equal to the Redemption Amount within ten (10) Business Days after the Issuer receives the Redemption Notice.

(c) Offset of Indemnification Obligations. If at any time the Holder or any Member (as defined in the Purchase Agreement) shall become liable for any Losses (as defined in the Purchase Agreement) under the Purchase Agreement, the Holder may elect to require the Issuer to cancel a portion of this Note in an amount equal to the Holder’s and/or Member’s obligations for such Losses, in lieu of making direct cash payments to the Issuer for such Losses. If the Holder so elects to “offset” such Losses against payments due under this Note, then the Holder shall deliver a notice acknowledging such Losses and its election to offset all or a portion of the Losses by cancellation of all or a portion of this Note (the “Offset Notice”), indicating the principal amount of the Note, plus all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto, that the Holder is electing to cancel. The portion of this Note subject to cancellation pursuant to this Section 5(c) shall be cancelled by the Issuer within ten (10) Business Days after its receipt of the Offset Notice from the Holder pursuant to this Section 5(c). In no event may the Issuer cancel any amount of this Note that is greater than the amount of the Losses as to which the Holder and the Members are required by the Purchase Agreement to provide indemnification.

(d) Voluntary Prepayment. To the extent any redemption or cancellation required by this Section 5 is deemed or determined by a court of competent jurisdiction to be a prepayment of the Note by the Issuer, such redemption or cancellation shall be deemed to be a voluntary prepayment of the Note.

(e) Prepayment Upon a Fundamental Company Transaction. In the event that the Issuer consummates a Fundamental Company Transaction, the Holder may elect to require the Issuer to redeem this Note by delivering a Redemption Notice to the Issuer, which Redemption Notice shall indicate the Redemption Amount of the Note. The Note shall be redeemed by the Issuer in cash at a price equal to the Redemption Amount within ten (10) Business Days after the Issuer receives the Redemption Notice.

Section 6. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Note may be amended and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the Holder; provided that no such action shall change (i) the rate at which or the manner in which interest accrues on the Note or the times at which such interest becomes payable, (ii) any provision relating to the scheduled payments or prepayments of principal on the Note, or (iii) any provision of this Section 6.

Section 7. Definitions. For purposes of this Note, the following terms shall have the respective meaning set forth in this Section 7.

“2002 Indenture” means that certain Indenture, dated as of April 24, 2002, among the Issuer, the guarantors named therein and The Bank of New York, as Trustee (the “Trustee”), as supplemented by (a) that certain Supplemental Indenture, dated as of May 7, 2003, among the Issuer, the guarantors named therein and the Trustee, (b) that certain Second Supplemental Indenture, dated as of May 28, 2003, among the Issuer, the guarantors named therein, and the Trustee, (c) that certain Third Supplemental Indenture, dated as of September 25, 2003, among the Issuer, the guarantors named therein and the Trustee, (d) that certain Fourth Supplemental Indenture, dated as of April 16, 2004, among the Issuer, the guarantors named therein and the Trustee, (e) that certain Fifth Supplemental Indenture dated as of July 23, 2004, among the Issuer, the guarantors named therein and the Trustee, (f) that certain Sixth Supplemental Indenture dated as of February 24, 2005, among the Issuer, the guarantors named therein and the Trustee, (g) that certain Seventh Supplemental Indenture dated as of August 4, 2005, among the Issuer, the guarantors named therein and the Trustee, (h) that certain Eighth Supplemental Indenture dated as of August 16, 2006, among the Issuer, the guarantors named therein and the Trustee, (i) that certain Ninth Supplemental Indenture dated as of September 22, 2006, among the Issuer, the guarantors named therein and the Trustee and (j) that certain Tenth Supplemental Indenture dated as of February 13, 2007, among the Issuer, the guarantors named therein and the Trustee; and as it may be further amended, restated, supplemented or otherwise modified from time to time.

“2007 Indenture” means that certain Indenture, dated as of February 13, 2007 between the Issuer and The Bank of New York, as Trustee, as supplemented by (a) the First Supplemental Indenture, dated as of February 13, 2007, among the Issuer, the guarantors named therein and the Trustee, and (b) the Second Supplemental Indenture, dated as of February 14, 2007, among the Issuer, the guarantors named therein and the Trustee; and as it may be further amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Issuer’s common stock, par value $0.01 per share (the “Common Stock”) or business combination in which the Issuer is the publicly traded surviving entity in which holders of the Issuer’s voting power immediately prior to such reorganization, recapitalization or reclassification or business combination (or their respective affiliates) continue after such reorganization, recapitalization or reclassification or business combination to hold publicly traded securities representing more than fifty percent (50%) of the voting power of the Issuer, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Issuer.

“Fundamental Company Transaction” means the occurrence of any of the following:

(a) the Issuer shall transfer or otherwise dispose (including without limitation by repurchase), in any transaction or series of transactions, of equity securities of the Company or any of its Subsidiaries such that following such transaction or series of transactions, the Issuer shall fail to hold, directly or indirectly, (i) equity securities of the Company and its Subsidiaries entitling the Issuer to elect a majority of the members of the board of directors (or similar governing bodies) of such entities, or (ii) at least fifty percent (50%) of the voting equity securities of the Company or any of its Subsidiaries (including by reason of any amalgamation, merger, consolidation, recapitalization, stock sale, reorganization, recapitalization, spin-off or other business combination); provided, that any such transaction or series of transactions shall not constitute a Fundamental Company Transaction unless (A) the assets held by the entity or entities that issued the transferred or disposed equity or voting securities in the transaction or series of transactions constitute more than fifty percent (50%) of the consolidated assets of the Company and its Subsidiaries, or (B) the entity or entities that issued the transferred or disposed equity or voting securities in the transaction or series of transactions generate more than fifty percent (50%) of the aggregate amount of the consolidated revenue of the Issuer and its Subsidiaries as of the date hereof;

(b) the consummation of a stock purchase or other business combination (including any amalgamation, merger, consolidation, recapitalization, stock sale, reorganization, recapitalization, spin-off or other business combination) with another Person or Persons whereby, in any transaction or series of transactions, such other Person or Persons acquire directly and not through the acquisition of the Issuer or any of its other Subsidiaries (i) more than fifty percent (50%) of the outstanding equity securities of the Company or (ii) more than fifty percent (50%) of the outstanding equity securities of the Company or the Company Subsidiaries, which equity securities so transferred or disposed represent direct or indirect ownership of either (A) more than fifty percent (50%) of the consolidated assets of the Company and its Subsidiaries on the date hereof, or (B) more than fifty percent (50%) of the aggregate amount of the consolidated revenue of the Company and its Subsidiaries as of the date hereof; provided, that a spin-off in which the consolidated revenue of the Company and its Subsidiaries does not constitute more than twenty five percent (25%) of the aggregate amount of the consolidated revenue generated as a result of the operation of the businesses and assets that were spun-off by the Issuer shall not constitute a Fundamental Company Transaction if at least two of Messrs. Martin Franklin, Ian Ashken and Gary Kiedaisch remain on the board of directors (or similar governing bodies) of the new entity that holds such businesses and assets so spun-off through the expiration of the Earn-Out Period (as defined in the Purchase Agreement);

(c) a sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries, or

(d) any dissolution or liquidation of the Company or its Subsidiaries.

“Fundamental Transaction” means that (a) the Issuer shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Issuer is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) sell, assign, transfer, convey or otherwise dispose of fifty percent (50%) or more of the properties or assets of the Issuer to another Person, if immediately following such sale, assignment, transfer, conveyance or other disposal the Issuer’s Net Debt to Adjusted EBITDA ratio (as defined in the Issuer’s senior credit facility) exceeds four and one-half (4 1/2) to one (4.5:1), or (vi) reorganize, recapitalize or reclassify its Common Stock, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the aggregate Voting Stock of the Issuer.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Senior Credit Agreement” means that certain Credit Agreement dated as of January 24, 2005, as amended by that certain Amendment No. 1, dated as of dated as of April 11, 2005, that certain Amendment No. 2, dated as of July 18, 2005, that certain Amendment No. 3, dated as of December 21, 2005, that certain Amendment No. 4, dated as of February 24, 2006, that certain Amendment No. 5, dated as of August 23, 2006, that certain Amendment No. 6, dated as of December 14, 2006 and that certain Amendment No. 7, dated as of February 13, 2007, and as it may be further amended, restated, supplemented or otherwise modified from time, to time, by and among the Issuer, the Lenders (as defined therein), the L/C Issuers (as defined therein), Lehman Commercial Paper, Inc. (as successor to Canadian Imperial Bank of Commerce) as administrative agent for the Lenders and the L/C Issuers, Citicorp USA, Inc., as syndication agent for the Lenders and the L/C Issuers, and Bank of America, N.A., National City Bank of Indiana and Suntrust Bank, as Co-Documentation Agents.

“Senior Debt” means all indebtedness, obligations and liabilities of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of the Issuer for:

(a) borrowed money and all obligations of the Issuer evidenced by bonds, debentures, notes, loan agreements and similar instruments;

(b) all direct or contingent obligations of the Issuer arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any swap contract, in an amount equal to the swap termination value thereof;

(d) all obligations to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable in the ordinary course of business);

(e) indebtedness (including prepaid interest thereon) secured by a lien on property owned or being purchased by the Issuer (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Issuer or is limited in recourse;

(f) capital leases and synthetic lease obligations; and

(g) all contingent obligations of the Issuer in respect of any of the foregoing;

including, without limitation, indebtedness, obligations and liabilities under, in connection with, or evidenced by, (i) the Senior Credit Agreement, (ii) the 2002 Indenture and the notes issued thereunder, and (iii) the 2007 Indenture and the notes issued thereunder; and including, for each of the Senior Credit Agreement, the 2002 Indenture, the 2007 Indenture and the notes issued under the 2002 Indenture and 2007 Indenture, without limitation, all principal, premium (if any), interest, fees, costs, expenses and liabilities provided for therein, and including any obligations arising under interest rate protection agreements entered into with any lender in connection therewith, and any renewals, extensions, modifications, refinancings and refundings of such indebtedness.

“Senior Default” means the occurrence and continuance (after any applicable grace period) of a default in payment of all or any part of the Senior Debt.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Trading Day” means any day on which the Common Stock is traded on its principal market; provided, however, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market from less than four and one-half (4.5) hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general right to elect, or the general right to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting by reason of the happening of any contingency).

Section 8. Transfers.

(a) This Note may be offered, sold, assigned or transferred by the Holder, in whole or in part, to any Affiliate of Holder at any time after the first anniversary of the Issuance Date without the consent of the Company, which shall not be unreasonably withheld or delayed (it being understood and agreed that a delay in response of more than ten (10) days shall be unreasonable). Any other offer, sale, assignment or transfer by the Holder may only be made with the prior consent of the Company, which consent shall not be unreasonably withheld. Any such “transfer” will be made in accordance with applicable securities laws. No transfer of this Note may be made to any Person who conducts business (directly or indirectly) in competition with the Business of the Issuer (as defined in the Purchase Agreement).

(b) The Issuer shall maintain a register for recording the ownership and the transfer of the Note. Upon surrender of this Note for registration of transfer or for exchange to the Issuer at its principal office, the Issuer at its sole expense shall execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the Holder or transferee, which aggregate the unpaid principal amount of such Note, registered as such Holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. The issuance of new Note(s) shall be made without charge to the Holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Issuer in connection with such issuance; provided that the Holder shall pay any transfer taxes associated therewith. The Issuer shall be entitled to regard the registered Holder of this Note as the owner and Holder of the Notes so registered for all purposes until the Issuer is required to record a transfer of this Note on its register.

(c) “Affiliate” shall mean, with respect to any party, any Person directly or indirectly controlling, controlled by, or under common control with such party. With respect to Pure Fishing Holdings, LLC, “Affiliate” shall also mean any Person who is a member of such limited liability company as of the Issuance Date.

Section 9. Certain Representations of the Issuer. The Issuer hereby represents and warrants that (a) none of the terms of any Senior Debt outstanding on the date hereof would conflict with or prohibit the payment to the Holder of the aggregate principal amount of this Note, together with all accrued and unpaid interest thereon, on the Maturity Date, or the payment to the Holder of current interest on this Note, as and when due, in each case, subject to the terms and conditions of subordination set forth in Section 3 hereof and (b) the issuance of this Note by the Issuer does not conflict with, constitute a default under or give rise to any acceleration, termination or consent right under any Senior Debt, in each case subject to the terms and conditions of subordination set forth in Section 3 hereof.

Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Issuer (provided that, if the Holder is a financial institution, its own unsecured agreement shall be satisfactory) or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Issuer, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Issuer shall not be deemed to be an outstanding Note.

Section 11. Waivers. Except as expressly set forth herein, the Issuer hereby waives presentation for payment, demand, notice of nonpayment and notice of protest with respect to this Note.

Section 12. Cancellation. After all principal and accrued interest at any time on this Note has been paid in full, this Note shall be surrendered to the Issuer for cancellation and shall not be reissued.

Section 13. Form of Payments. All payments to be made to the Holder of this Note shall be made in the lawful money of the United States of America in immediately available funds, with no offsets against or withholding from any payments due hereunder.

Section 14. Place of Payment. Payments of principal and interest shall be delivered to Pure Fishing Holdings, LLC at the following address:

c/o J.H. Whitney & Co., LLC
130 Main Street
New Canaan, Connecticut 06840
Facsimile: (203) 716-6229

or to such other address or to the attention of such other Person as specified by prior written notice to the Issuer.

Section 15. Notices. Any notices, consents or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile with confirmation of transmission, or (c) delivered by Federal Express or other reputable express overnight delivery service, or registered or certified mail, return receipt requested, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Issuer:

Jarden Corporation
555 Theodore Fremd Avenue
Suite B-302
Rye, New York 10580
Telecopier No.: (914) 967-9405
Telephone No.: (914) 967-9400
Attention: Martin E. Franklin

With a copy to:

Kaye Scholer LLP
3 First National Plaza, Suite 4100
70 West Madison Street
Chicago, Illinois 60602-4231
Telecopier No.: (312) 583-2360
Telephone No.: (312) 583-2330
Attention: Gary R. Silverman, Esq.

If to the Holder:

Pure Fishing Holdings, LLC
1900 18th Street
Spirit Lake, Iowa 51360
Telecopier No.: (712) 336-8523
Telephone No.: (712) 337-3500
Attention: Thomas W. Bedell

With a copy to:

J. H. Whitney & Co., LLC
130 Main Street
New Canaan, Connecticut 06840
Telecopier No.: (203) 716-6101
Telephone No.: (203) 716-6129
Attention: Paul Vigano

and

Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, New York 10022
Telecopier No.: (212) 446-4900
Telephone No.: (212) 446-4800
Attention:	Frederick Tanne, P.C., Esq.
Heidi Bioski, Esq.

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (x) the date such notice is delivered by hand, (y) one (1) Business Day following the delivery by facsimile or by express overnight delivery service, or (z) four (4) Business Days after the date of mailing if sent by certified or registered mail.

Section 16. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized to close, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following such Saturday, Sunday or other day, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

Section 17. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

Section 18. Usury Laws. It is the intention of the Issuer and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary Prepayment by the Issuer or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the Issuance Date until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to the Issuer or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Issuer. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Issuer or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Issuer.

Section 19. Successors and Assigns. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Issuer and the permitted transferees, successors and assigns of the Holder hereof.

Section 20. Guaranty of the Company and its Subsidiaries. The Company and its Subsidiaries (the “Guarantors”) hereby irrevocably and unconditionally guaranty and promise to pay to the order of the Holder, upon demand following default of the Issuer, in lawful money of the United States of America, any and all obligations of the Issuer from time to time owed to the Holder under this Note, subject to any cure period. Separate action or actions may be brought and prosecuted against the Guarantors, whether or not any action is brought or prosecuted against the Issuer or whether the Issuer is joined in any such action or actions. The Guarantors further agree that if the Issuer shall fail to pay in full when due, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration or otherwise, any of its obligations under this Note, the Guarantors will pay the same on demand, in like currency, as a principal obligor, and not as a surety. This is a continuing guaranty of the obligations and may not be revoked and shall not otherwise terminate unless and until the obligations have been indefeasibly paid and performed in full. Each Guarantor represents and warrants that it will personally receive a substantial economic benefit from the transactions that gave rise to the obligations of the Issuer under this Note. Each Guarantor acknowledges that the Holder would not accept this Note if it did not receive this guaranty. This Guaranty shall be construed as a continuing guaranty without regard to (a) the legality, validity or enforceability of the Note, or (b) any other circumstance whatsoever (with or without notice to or knowledge of the Guarantors), whether or not similar to any of the foregoing, that constitutes, or might be construed to constitute, an equitable or legal discharge of the Issuer, in bankruptcy or in any other instance.

* * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer has executed and delivered this Note on the date first set forth above.

JARDEN CORPORATION

Attest	By:	/s/ Ian Ashken
	Name:	Ian Ashken
/s/ Amanda Ferriso	Title:	Chief Financial Officer

GUARANTOR
Pure Fishing, Inc.

	By:	/s/ Ian Ashken
	Name:	Ian Ashken
	Title:	Treasurer

SUBORDINATED NOTE SIGNATURE PAGE